CUC INTERNATIONAL INC. AND SUBSIDIARIES

EXHIBIT 15--LETTER RE:  UNAUDITED INTERIM FINANCIAL INFORMATION

July 31, 1996

Shareholders and Board of Directors
CUC International Inc.

We are aware of the incorporation by reference in the Registration Statement Form S-8 of the Sierra On-Line, Inc. 1987 Stock Option Plan of our report dated May 22, 1996 relating to the unaudited condensed consolidated interim financial statements of CUC International Inc. which are included in its Form 10-Q for the quarter ended April 30, 1996.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statements prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.



Ernst & Young LLP

Stamford, Connecticut